Exhibit 10.2

CAPITAL AND LIQUIDITY MAINTENANCE AGREEMENT

This CAPITAL AND LIQUIDITY MAINTENANCE AGREEMENT (the “Agreement”), dated as of August 24, 2010, is made and entered into by and among ALLY FINANCIAL INC. (formerly known as GMAC Inc.), a corporation with headquarters at 200 Renaissance Center, Detroit, MI 48235 (“Ally Financial”); IB Finance Holding Company, LLC, a limited liability company with headquarters at 200 Renaissance Center, Detroit, MI 48235 (“IB Finance”); (collectively, Ally Financial and IB Finance are herein referred to as the “Holding Companies”); Ally Bank (formerly known as GMAC Bank), a Utah-chartered, nonmember, commercial bank located at 6985 Union Park Center, Midvale, UT 84047 (the “Bank”), and the Federal Deposit Insurance Corporation, a Federal banking agency headquartered in Washington. D.C. (the “FDIC”).

WITNESSETH:

WHEREAS, Cerberus FIM, LLC, a limited liability company with headquarters at 299 Park Avenue New York, New York 10171 (“CF”); Cerberus FIM Investors, LLC, a limited liability company with headquarters at 299 Park Avenue New York, New York 10171 (“CF Investors”); FIM Holdings LLC, a limited liability company with headquarters at 299 Park Avenue New York, New York 10171 (“FIM”), the Holding Companies, the Bank, and the FDIC executed a capital and liquidity maintenance agreement dated July 21, 2008 (the “Original CALMA”); and

WHEREAS, on December 24, 2008, the Board of Governors of the Federal Reserve System (“FRB”) approved the applications of Ally Financial and IB Finance to become bank holding companies subject to certain conditions (“FRB Order”); and

WHEREAS, on December 28, 2008, the Bank submitted an application seeking the prior written consent of the FDIC to change the general character of its business pursuant to 12 C.F.R. § 333.2 (“Change of Business Character Application”) in conjunction with its conversion from a Utah-chartered, nonmember, industrial bank, to a Utah-chartered, nonmember, commercial bank; and

WHEREAS, the FDIC may not act favorably on the Change of Business Character Application unless the Holding Companies and the Bank execute and comply with this Agreement and a parent company agreement dated the date of this Agreement;

NOW, THEREFORE, if the FDIC acts favorably on the Change of Business Character Application the parties agree as follows:

I.       Non-Enforcement of Original CALMA as to Ally Financial and IB Finance.

Except with respect to any non-compliance that may have occurred prior to the date hereof, the FDIC will not enforce against Ally Financial or IB Finance the terms and provisions of the Original CALMA, provided that to the extent that any terms or provisions of the Original CALMA are identical to terms and provisions in this Agreement, the FDIC will enforce those terms and provisions under this Agreement.

2.       Capital.

(A)	On the date of this Agreement and continuously thereafter, the Holding Companies and the Bank, will maintain sufficient capital in the Bank such that the Bank’s Tier I Leverage ratio is at least 15 percent, as calculated under 12 C.F.R. § 325.2(m), or any successor regulation.

(B)	If at any time the Bank’s capital level falls below the level specified above, the Holding Companies and the Bank shall immediately restore the Bank’s capital to the required level. Any capital contributions to the Bank must be in the form of cash, short-term US Treasury securities, or other assets acceptable to the FDIC.

3.       Liquidity. On the date of this Agreement and continuously thereafter the Holding Companies will maintain the Bank’s liquidity at such levels that the FDIC deems appropriate. In particular, the Holding Companies will provide the Bank with financial assistance, as specified below, to permit the Bank to meet its short- and long-term liquidity demands.

(A)	Short-Term Liquidity.

Ally Financial will maintain its existing Revolving Line of Credit Agreement dated November 22, 2006, with the Bank which provides $3,000,000,000 or such greater amount as may later be negotiated between Ally Financial and the Bank, in unsecured financing (“Line of Credit”) to the Bank to fund loans or deposit withdrawals, pay operating expenses, or satisfy other corporate purposes. The Bank may draw on the Line of Credit provided by Ally Financial at any time the Bank or FDIC considers it necessary.

Any and all agreements related to the Line of Credit must contain only such terms and conditions as the FDIC, in its sole discretion, finds acceptable. At a minimum, the Line of Credit is subject to the restrictions of Section 23B of the Federal Reserve Act and cannot contain terms and conditions that are less favorable to the Bank than a comparable transaction with an unaffiliated third party.

(B)	Liquidity Support Plan.

If the Bank identifies liquidity requirements that it cannot satisfy, it must notify each of the Holding Companies and the FDIC and the FRB as soon as practicable. The FDIC, in addition to any other actions, may require one or more of the Holding Companies to submit a liquidity support plan acceptable to the FDIC and the FRB within 15 days after receipt of the notice.

4.       Authority of the Parties. For each party to this Agreement that is a corporation, or a limited liability company, other than the FDIC, the board of directors or the managing member(s), as appropriate of such party has approved a resolution (the “Resolution”) authorizing the execution and performance of this Agreement. A certified copy of each Resolution is attached hereto as Exhibits 1 through 3 and incorporated herein by reference.

5.       Miscellaneous.

A.	Enforceability As A Written Agreement. In addition to any other remedies provided by law, this Agreement is enforceable as a written agreement pursuant to sections 8 and 50 of the Federal Deposit Insurance Act (12U.S.C. § 1818, 183laa).

B.	Bankruptcy Treatment of Commitments. The obligations of the Holding Companies and the Bank contained in this Agreement include commitments to maintain the capital and liquidity of the Bank and, if a bankruptcy petition is filed by or against any Holding Company, the obligations of such Holding Company contained in this Agreement will be paid as an administrative expense of the debtor pursuant to section 507(a)(l) of the Bankruptcy Code (11 U.S.C. § 507(a)(l)).

C.	Conservatorship or Receivership of the Bank. In the event of the appointment of a conservator or receiver for the Bank, the obligations of the Bank and the Holding Companies hereunder shall survive said appointment and be enforceable by the FDIC.

D.	Governing Laws. This Agreement and the rights and obligations hereunder shall be governed by, and shall be construed in accordance with the Federal law of the United States and, in the absence of controlling Federal law, in accordance with the laws of the State of New York.

E.	No Waiver. No failure to exercise, and no delay in the exercise of, any right or remedy on the part of any of the parties hereto shall operate as a waiver or termination thereof, nor shall any exercise or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy or any other right or remedy.

F.	Severability. In the event any one or more of the provisions contained herein should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

G.	No Oral Changes. This Agreement may not be modified, amended, discharged, terminated, released, renewed or extended in any manner except by a writing signed by all of the parties.

H.	Addresses for and Receipt of Notice. Any notice hereunder shall be in writing and shall be delivered by hand or sent by United States express mail or commercial express mail, postage prepaid, and addressed as follows:

If to Ally Financial Inc. or IB Finance Holding Company LLC;

[Ally Financial Inc.] or [IB Finance Holding Company, LLC]

200 Renaissance Center

Detroit, MI 48235

If to Ally Bank:

Ally Bank

6985 Union Park Center

Midvale, UT 84047

If to the FDIC:

Associate Director, Division of Supervision and Consumer Protection

Supervision and Applications Branch

Federal Deposit Insurance Corporation

550 17th Street, NW

Washington, D.C. 20429

And

Regional Director

New York Regional Office

Federal Deposit Insurance Corporation

350 Fifth Avenue, Suite 1200

New York, NY 10118

If to the FRB:

Supervision and Regulation Department

Federal Reserve Bank of Chicago

230 South LaSalle Street

Chicago, IL 60604

I.	Assignment. This Agreement may not be assigned or transferred, in whole or in part, without the prior written consent of the FDIC, provided that the FDIC may assign all of any part of its rights under and interest in the Agreement to the FRB without any other party’s consent.

J.	Binding on Parties, Successors and Assigns. This Agreement is binding on the parties hereto, their successors and assigns.

K.	Joint and Several Liability. The obligations, liabilities, agreements and commitments of the Holding Companies in sections 2 and 3 of this Agreement are joint and several, and the FDIC may pursue any right or remedy that it may have against one or more of the Holding Companies, consecutively or simultaneously, without releasing or discharging any other Holding Company.

L.	Complete Agreement. This Agreement is the complete and exclusive statement of the agreement between the parties concerning the commitments set forth in the Agreement, and supersedes all prior written or oral communications, representations and agreements relating to the subject matter of the Agreement, provided that, it is expressly understood that the conditions set forth in the FDIC letter dated May 21, 2009, approving GMAC’s application to establish a debt guarantee cap of $7.4 billion under the Temporary Liquidity Guarantee Program pursuant to 12 C.F.R. Part 370 (attached hereto as Attachment A and incorporated herein by reference), and the pricing commitments made by Mr. Sam Ramsey that are memorialized in FDIC’s letter dated October 30, 2009, to Bank President Mr. Mark Hales (attached hereto as Attachment B and incorporated herein by reference) are not superseded and remain in full force and effect.

M.	Counterparts. This agreement may be executed in two or more counterparts, each of which shall be deemed an original and all such counterparts taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ALLY FINANCIAL INC.

            By: /s/ Barbara A. Yastine

            Printed Name and Title: Barbara A. Yastine, Chief Administrative Officer

IB FINANCE HOLDING COMPANY, LLC

By its Managing Member(s):

            By: /s/ W. F. Muir

            Printed Name and Title: W. F. Muir, President

ALLY BANK

            By: /s/ Mark Hales

            Printed Name and Title: Mark Hales President & CEO

FEDERAL DEPOSIT INSURANCE CORPORATION

            By: /s/ Sandra L. Thompson

            Sandra L. Thompson, Director

            Division of Supervision and Consumer Protection